Exhibit 99

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Record First Quarter 2004 Financial Results

NASSAU, THE BAHAMAS, April 28, 2004 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2004.

Steiner Leisure's revenues for the first quarter ended March 31, 2004 rose 24.2% to $80.9 million from $65.2 million during the comparable quarter in 2003 (excluding our discontinued day spa operations). Income from continuing operations, before discontinued operations, was $8.1 million compared with $5.2 million for the same quarter in 2003.

Earnings per share before discontinued operations for the first quarter ended March 31, 2004 was $0.48 per share, compared with $0.32 per share for the comparable quarter in 2003. The earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our record financial results. Performance in each one of our segments exceeded our expectations. These results reflect solid execution in an improving leisure industry."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 111 cruise ships, and in 64 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Line, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner private label products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 10:00 am (EST) on Thursday, April 29, 2004. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time and the moderator is Clive Warshaw. This call is available for replay from Friday, April 30, 2004 until Thursday, May 6, 2004 at 5:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The Conference ID# is 6833652.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2004	2003
Revenues:
Services	$55,967	$45,875
Products	24,938	19,290
Total revenues	80,905	65,165

Cost of Sales:
Cost of services	44,249	36,732
Cost of products	18,262	14,468
Total cost of sales	62,511	51,200
Gross profit	18,394	13,965

Operating Expenses:
Administrative	4,304	3,368
Salary and payroll taxes	4,827	4,220
Total operating expenses	9,131	7,588
Income from continuing operations	9,263	6,377

Other Income (Expense):
Interest expense	(654)	(967)
Equity and minority interest	116	104
Other income	16	13
Total other income (expense)	(522)	(850)

Income from continuing operations before provision for income taxes and discontinued operations	8,741	5,527

Provision for income taxes	613	333

Income from continuing operations before discontinued operations	8,128	5,194

Loss from discontinued operations (which includes loss on disposal in 2004 and 2003 of $5 and $833, respectively), net of taxes	(72)	(1,831)

Net income	$8,056	$3,363

Income (loss) per share-Basic:
Income before discontinued operations	$0.49	$0.32
Loss from discontinued operations	--	(0.11)
	$0.49	$0.21

Income (loss) per share-Diluted:
Income before discontinued operations	$0.48	$0.32
Loss from discontinued operations	--	(0.12)
	$0.48	$0.20
Weighted average shares outstanding:
Basic	16,479	16,386
Diluted	16,947	16,470

STATISTICS

	First Quarter Ended
	March 31,
	2004	2003

Average number of ships served[1]:	106	102
Spa	73	66
Non-Spa	33	36

Average total number of staff on ships served:	1,421	1,283
Spa	1,196	1,048
Non-Spa	225	235

Revenue per staff per day[2]:	$409	$382
Spa	$432	$413
Non-Spa	$286	$243

Average weekly revenues:	$38,262	$33,545
Spa	$49,560	$45,941
Non-Spa	$13,534	$11,028

Average number of land based spas served[3,4,5]	52	48

Average weekly land based spas revenues[5]	$24,774	$20,886

Total schools revenues[6]	$4,546,000	$4,170,000

Total wholesale and retail product revenues	$6,788,000	$3,996,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and,    accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to    each day that a cruise ship is in service.

3 Excludes the effect of a total of fourteen land-based resort spas that we operate through joint ventures in which we own a 49% interest.

4 Average number of land-based day spas served reflects the fact that during the period spas were opened or closed and,    accordingly, the number of spas served during the period varied.

5 Includes resort spas and two spas formally referred to as "day spas" in prior statistical presentations.

6 Includes $189,000 and $165,000 for the three months ended March 31, 2004 and 2003, respectively, related to the    Steiner training school near London, England.